Via BusinessWire Global
Moody’s Corporation Elects Keith Demmings to Board of Directors
NEW YORK--(BUSINESS WIRE)--Moody’s Corporation (NYSE:MCO) today announced that Keith Demmings has been elected to the Company’s Board of Directors, effective November 1, 2026.

Mr. Demmings, 54, currently serves as President and Chief Executive Officer of Assurant, Inc., a publicly traded company that safeguards and services connected devices, homes, automobiles, and commercial equipment in partnership with the world’s leading brands, a position he has held since January 2022. He has also served on Assurant’s Board of Directors since that time. Prior to his appointment as Chief Executive Officer, Mr. Demmings served as President of Assurant from 2021 to 2022, overseeing all operating segments, including Global Lifestyle and Global Housing. Earlier, he served as Executive Vice President and President, Global Lifestyle from 2016 to 2021, Executive Vice President and President, Global Markets from 2015 to 2016, and Executive Vice President and President, International, from 2013 to 2015, with responsibility for Assurant’s international operations across multiple regions.

Since joining the predecessor to Assurant in 1997, Mr. Demmings has held leadership positions of increasing responsibility, including President, Canada. Throughout his nearly three decades with the organization, he has led businesses across North America, Asia, Europe, and Latin America, with responsibility for strategy, financial performance, and growth across international and domestic operations. He earned a Bachelor of Commerce degree from the University of Victoria.
“We are pleased to welcome Keith to Moody’s Board of Directors,” said Vincent Forlenza, Chairman of Moody’s Corporation. “Keith’s proven leadership, global operating experience and deep insurance expertise will be a tremendous asset to the Board. As the insurance sector continues to play a critical role in helping businesses and communities manage risk, Keith’s perspective will complement Moody’s own focus on empowering customers with data, insights and solutions to navigate an increasingly complex world. We look forward to his contributions as Moody’s continues to drive innovation and long-term growth.”

ABOUT MOODY’S CORPORATION
In a world shaped by increasingly interconnected risks, Moody’s (NYSE:MCO) data, insights, and innovative technologies help customers develop a holistic view of their world and unlock opportunities. With a rich history of experience in global markets and a diverse workforce of approximately 16,000 across more than 40 countries, Moody’s gives customers the comprehensive perspective needed to act with confidence and thrive.
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Moody’s Corporation
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Moody’s Corporation
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